SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8/A

AMENDED REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SBD International, Inc
(Exact name as specified in its charter)

Nevada	20-4357915
(State or other jurisdiction of Incorporation)	(I.R.S. Employer identification No.)

6464 NW 5th Way, Ft.Lauderdale Florida 33309
(Address and Principal Executive Office and Zip Code)

Employee Incentive and Consultant Compensation Plan
(Full title of plan)

Nevada First Holdings
1117 Desert Lane Las Vegas Nevada 89102
(Name and address of agent for service)

702 732 7570
(Telephone number, including area code, of agent for service)

Copy to:
Law offices of Glenn Hanneman
Attorney at Law
24 Brena,92620
Irvine California
(714) 544-1912
(Name, address and telephone number, including area code, of counsel)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $.0001)	25,000,000Shares	$.04	$1,000,000	$175.00
Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the price of the shares of $.04 based upon the closing bid price of the shares on December 31, 2006

(1)
Shares issuable under awards granted under the SBD International Inc 2007Employee Incentive and Consultant Compensation Plan, together with such additional and indeterminate number of shares of common stock and preferred stock purchase rights of the registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the registrant.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Amended Registration Statement on Form S-8/A provides for the issuance of a total of 25,000,000 shares of common stock, par value $.001 per share of SBD International Inc,. ("SBDN"), under the SBDN Employee Incentive & Consultant Compensation Plan and for various consultants the company may retain from time to time..

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable. * This registration statement relates to securities of SBD International Inc (the "registrant") to be offered pursuant to the SBD International Inc 2007 Employee and Consultant Compensation Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"),

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by SBDN with the SEC are incorporated by reference herein:

(a) SBDN's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (Commission File No. 000-29521  --

(b) all other reports filed by SBDN pursuant to Section 13 or Section 15(d) of the Exchange Act, since June 30, 2001 through the date hereof; and

(c) any document filed by SBDN with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Reference is made to Item 9, Description of Securities, in SBDN's annual report on Form 10KSB-, Commission File No. 000-29521 -filed with the Commission for the periods ending March 30, 2006, June 30, 2006, September 30, 2006..

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officer

SBDN's Certificate of Incorporation, as amended, provides the right to indemnify of our officers and directors to the fullest extent permitted by Nevada law. In addition, under the Certificate of Incorporation, as amended, no director shall be liable personally to SBDN or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to SBDN or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director receives improper personal benefit.

The General Corporation Law of the State of Nevada (Section 602) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Nevada corporate law or obtained an improper personal benefit. The Certificate of Incorporation, as amended, of SBD International, Inc., contains a provision which eliminates directors' personal liability as set forth above. The General Corporation Law of the State of Nevada (Section 145) gives Nevada corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise. SBD International, Inc.'s Certificate of Incorporation, as amended, provides that it is empowered to indemnify, to the fullest extent as expressly authorized by the General Corporation Law of the State of Nevada, the directors and officers of SBDN. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise. SBD International, Inc., as permitted by the General Corporation Law of the State of Nevada, may purchase liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers or directors subject to limitations and conditions as set forth in the policies.

Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SBDN pursuant to the foregoing provisions, or otherwise, SBDN has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by SBDN pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that SBDN includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by SBDN pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of SBDN's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, SBDN certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale , Florida this January 8, 2007.

SBD International, Inc.

/s/C M Nurse
C M Nurse, Chairman and CEO,

/s/ Beverly Callender, Secretary

INDEX TO EXHIBITS

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.	5
23.1 Consent of Independent Certified Public Accountants.	6
23.2 Consent of Counsel (included as part of Exhibit 5.1).	5